Exhibit 23.1

MOORE & ASSOCIATES, CHARTERED
ACCOUNTANTS AND ADVISORS
PCAOB REGISTERED

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use, in the report on Form 10-K of Dragon’s Lair Holdings, Inc. (A Development Stage Company), of our report dated March 25, 2009 on our audit of the financial statements of Dragon’s Lair Holdings, Inc. (A Development Stage Company) as of December 31, 2008 and December 31, 2007, and the related consolidated statements of operations, shareholders’ equity and cash flows for the year ended December 31, 2008, from inception on October 4, 2007 through December 31, 2007 and cumulative from October 4, 2007 through December 31, 2008, and the reference to us under the caption “Experts.”

/s/ Moore & Associates, Chartered
Moore & Associates Chartered
Las Vegas, Nevada
March 30, 2009